CONTRACT DATA PAGE

Contract Number: [P9999999999]	Contract Date: [May 2, 2011]

Owner: [JOHN DOE]	[Date of Birth: [March 1, 1976]	Age at Issue: [35]]

[Owner: [JANE DOE]	Date of Birth: [June 10, 1976]	Age at Issue: [34]]

Annuitant: [JOHN DOE]	Date of Birth: [March 1, 1976]	Age at Issue: [35]

[Annuitant: [JANE DOE]	Date of Birth: [June 10, 1976]	Age at Issue: [34]]

Beneficiary:  As named by You

Initial Purchase Payment:  [$10,000.00]

Purchase Payment Age Limit:  [Prior to the 86th birthday]

Minimum Subsequent Purchase Payment:  [$500]

Fixed Account Options – Minimum Guarantee Rate:  [1.0% - 3.0%]

Minimum Partial Withdrawal Amount:  [$1,000]

Maximum Penalty-Free Withdrawal Percentage:  [10%]

Minimum Systematic Withdrawal Amount:  [$100]

Minimum Amount Remaining After a Partial Withdrawal:  [$2,500]

Withdrawal Charge Schedule:

See Page [11] for Withdrawal Provisions.

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CONTRACT DATA PAGE (Cont’d.)

Minimum Transfer Amount:  [$100]

Separate Account Charge (including guaranteed death benefit risk charge of [0.10%]):

Annual Contract Maintenance Fee:  [$50]

Transfer Fee:  [$25]

Earliest Annuity Date After Contract Date:  [Two years]

Latest Annuity Date:  [1st day of the month following Age 95]

Separate Account:  [Variable Separate Account]

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